CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
HSBC USA Inc. Knock-Out Buffer Notes Linked to the common stock of Pfizer Inc. due May 4, 2012	$2,000,000	$ 142.60

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-158385
Pricing Supplement
September 21, 2010
 (To Prospectus dated April 2, 2009,
Prospectus Supplement dated April 9, 2009,
and Product Supplement dated April 9, 2009)

Structured Investments	HSBC USA Inc. $2,000,000 Knock-Out Buffer Notes Linked to the common stock of Pfizer Inc. due May 4, 2012
General
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Terms used in this pricing supplement are described or defined herein, in the accompanying product supplement, prospectus supplement and prospectus. The Notes offered will have the terms described in the product supplement, prospectus supplement or prospectus. The Notes are not principal protected, and you may lose up to 100.00% of your initial investment.

•	All references to “Enhanced Market Participation Notes” in the product supplement shall refer to these Knock-Out Buffer Notes.
•	This pricing supplement relates to a single note offering. The purchaser of a Note will acquire a security linked to a single Reference Asset described below.
•
Although the offering relates to a Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security held by the Reference Asset or as to the suitability of an investment in the related Notes.

•	Senior unsecured debt obligations of HSBC USA Inc. maturing May 4, 2012.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
•	If the terms of the Notes set forth below are inconsistent with those described in the accompanying product supplement, the terms set forth below will supersede.
Key Terms
Issuer:	HSBC USA Inc.
Reference Asset:	The common stock of the Reference Asset Issuer.
Reference Asset Issuer:	Pfizer Inc. (“PFE”)
Knock-Out Event:
A Knock-Out Event occurs if, on any scheduled trading day during the Observation Period, the Official Closing Price (as defined below) has decreased, as compared to the Initial Price, by a percentage that is more than the Knock-Out Buffer Amount.

Knock-Out Buffer Amount:	25.00%
Contingent Minimum Return:	16.00%
Principal Amount:	$1,000 per Note.
Trade Date:	September 21, 2010
Pricing Date:	September 21, 2010
Original Issue Date:	September 24, 2010
Final Valuation Date:	May 1, 2012, subject to adjustment as described herein and in the accompanying product supplement.
Observation Period:	The period beginning on and excluding the Pricing Date and ending on and including the Final Valuation Date.
Maturity Date:
3 business days after the Final Valuation Date and is expected to be May 4, 2012.  The Maturity Date is subject to further adjustment as described under “Specific Terms of the Notes — Market Disruption Events” in the accompanying product supplement.

Payment at Maturity:
If a Knock-Out Event has occurred, you will receive a cash payment on the Maturity Date that will reflect the performance of the Reference Asset. Under these circumstances, your Payment at Maturity per $1,000 Principal Amount of Notes will be calculated as:

$1,000 + ($1,000 × Reference Return)

If a Knock-Out Event has occurred and the Final price is less than the Initial Price, you will lose some or all of your investment. This means that if the Reference Return is -100.00%, you will lose your entire investment.

If a Knock-Out Event has not occurred, you will receive a cash payment on the Maturity Date that will reflect the performance of the Reference Asset, subject to the Contingent Minimum Return. If a Knock-Out Event has not occurred, your Payment at Maturity per $1,000 Principal Amount of Notes will equal the greater of:

(a) $1,000 + ($1,000 × Reference Return); and
(b) $1,000 + ($1,000 × Contingent Minimum Return).
For additional clarification, please see “What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?” herein.
Reference Return:	The quotient, expressed as a percentage, calculated as follows:
Final Price – Initial Price
Initial Price
Initial Price:	$17.15, which was the Official Closing Price of the Reference Asset as determined by the calculation agent on the Pricing Date.
Final Price:	The Official Closing Price of the Reference Asset on the Final Valuation Date, adjusted as described under “Adjustments” below by the calculation agent.
Official Closing Price:
The Official Closing Price of the Reference Asset on any scheduled trading day during the Observation Period will be the relevant official price of one share of the Reference Asset on the relevant exchange as of the close of the regular trading session of such exchange and as reported in the official price determination mechanism for such exchange.  If the Reference Asset Is not listed or traded as described above for any reason other than a market disruption event (as defined below), the Official Closing Price on any scheduled trading day will be the average, as determined by the calculation agent, of the bid prices for one share of the Reference Asset obtained from as many dealers in the Reference Asset selected by the calculation agent as will make those bid prices available to the calculation agent.  The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

CUSIP/ISIN:	4042K05V3 / US4042K05V32
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
Investment in the Notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page PS-3 of this document and “Risk Factors” on page PS-4 of the product supplement and page S-3 of the prospectus supplement.
Neither the U.S. Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement, or the accompanying product supplement, prospectus supplement and prospectus, is truthful or complete.  Any representation to the contrary is a criminal offense.
The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction and involve investment risks including possible loss of the Principal Amount invested due to the credit risk of HSBC.  In addition, HSBC Securities (USA) Inc. or another of our affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement will be used in a market-making transaction. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the Notes from us for distribution to the placement agent.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
We have appointed J.P. Morgan Securities Inc. as placement agent for the sale of the Notes.  J.P. Morgan Securities Inc. will offer the Notes to investors directly or through other registered broker-dealers.
	Price to Public(1)	Fees and Commissions	Proceeds to Issuer
Per Note	$1,000	$11.70	$988.30
Total	$2,000,000	$23,400	$1,976,600
(1) Certain fiduciary accounts purchasing the Notes will pay a purchase price of $988.30 per Note, and the placement agents with respect to sales made to such accounts will forgo any fees.

JPMorgan
Placement Agent
September 21, 2010

Additional Terms Specific to the Notes

This pricing supplement relates to a single note offering linked to the Reference Asset identified on the cover page. The purchaser of a Note will acquire a senior unsecured debt security linked to the Reference Asset. Although the Note offering relates only to the Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any securities held by Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated April 2, 2009, the prospectus supplement dated April 9, 2009 and the product supplement dated April 9, 2009.  If the terms of the Notes offered hereby are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control.  You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement and “Risk Factors” on page PS-4 of the product supplement and page S-3 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. All references to “Enhanced Market Participation Notes” in the product supplement shall refer to these Knock-Out Buffer Notes.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.  As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and a product supplement) with the SEC for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus, prospectus supplement and product supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and product supplement if you request them by calling toll-free 1 866 811 8049.

You may also obtain:

•	the product supplement at www.sec.gov/Archives/edgar/data/83246/000114420409019791/v145840_424b2.htm

•	the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

•	the prospectus at www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

Supplemental Information Relating to the Terms of the Notes

Notwithstanding anything contained in the accompanying prospectus supplement or product supplement to the contrary, the Notes will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement and product supplement.  HSBC Bank USA, N.A. will act as paying agent with respect to the Notes pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Selected Purchase Considerations

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APPRECIATION POTENTIAL — The Notes provide the opportunity to participate in the appreciation of the Reference Asset at maturity. If a Knock-Out Event has not occurred, in addition to the principal amount, you will receive at maturity at least the Contingent Minimum Return of 16.00% on the Notes, or a minimum payment at maturity of $1,160 for every $1,000 principal amount Note. Because the Notes are our senior unsecured debt obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS — If a Knock-Out Event has not occurred, you will receive at least the Principal Amount and the Contingent Minimum Return at maturity even if the Final Price is below the Initial Price.  If a Knock-Out Event has occurred and the Final Price is less than the Initial Price, you will lose 1.00% of your Principal Amount for every 1.00% that the Final Price is less than the Initial Price. If a Knock-Out Event has occurred and the Reference Return is -100.00%, you will lose your entire investment.

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TAX TREATMENT — There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a pre-paid forward or other executory contract with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes.  Notwithstanding any disclosure in the accompanying product supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin llp. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Sidley Austin llp, it is reasonable to treat a Note as a pre-paid forward or other executory contract with respect to the Reference Asset.  Pursuant to this approach, we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Note for more than one year at such time for U.S. federal income tax purposes.

We will not attempt to ascertain whether the Reference Asset Issuer would be treated as a “United States real property holding corporation,” within the meaning of Section 897 of the Code.  In the event that the Reference Asset Issuer were treated as a United States real property holding corporation, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC or other authorities by the Reference Asset Issuer and consult your tax advisor regarding the possible consequences to you, if any, in the event that the Reference Asset Issuer is or becomes a United States real property holding corporation.

For a discussion of certain of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset or any of the component securities held by the Reference Asset. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and prospectus supplement.

•
SUITABILITY OF NOTES FOR INVESTMENT — You should only reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the information set out in this pricing supplement.  Neither HSBC nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the Reference Asset subject to the Maximum Cap and will depend on whether a Knock-Out Event has occurred and whether, and the extent to which, the Reference Return is positive or negative. If the Official Closing Price is ever below the Initial Price by a percentage that is more than the Knock-Out Buffer Amount of 25.00% during the Observation Period, a Knock-Out Event has occurred, and the protection provided by the Knock-Out Buffer Amount will terminate. IF A KNOCK-OUT EVENT OCCURS, YOU MAY LOSE UP TO 100.00% OF YOUR INVESTMENT.

•
THE NOTES ARE SUBJECT TO THE CREDIT RISK OF HSBC USA INC. — The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any principal protection at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

•
YOUR PROTECTION AND ABILITY TO RECEIVE THE CONTINGENT MINIMUM RETURN MAY TERMINATE AT ANY TIME DURING THE TERM OF THE NOTES — If the Official Closing Price is ever below the Initial Price by a percentage that is more than the Knock-Out Buffer Amount of 25.00% during the Observation Period, you will be fully exposed to any decline in the Reference Asset and will not be entitled to receive the protection provided by the Contingent Minimum Return on the Notes.  Under these circumstances, if the Final Price is less than the Initial Price, you will lose 1.00% of the Principal Amount of your investment for every 1.00% decrease in the Final Price as compared to the Initial Price.  You will be subject to this potential loss of principal even if the price of the Reference Asset subsequently increases such that the Official Closing Price is less than the Initial Price by not more than the Knock-Out Buffer Amount of 25.00%, or is equal to or greater than the Initial Price. As a result, you may lose some or all of your investment.  Your return on the Notes may not reflect the return you would receive on a conventional fixed or floating rate debt instrument with a comparable term to maturity issued by HSBC or any other issuer with a similar credit rating.

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POTENTIALLY INCONSISTENT RESEARCH, OPINIONS OR RECOMMENDATIONS BY HSBC AND JPMORGAN — HSBC, JPMorgan, or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes and which may be revised at any time.  Any such research, opinions or recommendations could affect the price of the Reference Asset, and therefore, the market value of the Notes.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the Payment at Maturity described in this pricing supplement is based on the full Principal Amount of your Notes, the original issue price of the Notes includes the placement agent’s commission and the estimated cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale of Notes by you prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•
THERE IS LIMITED ANTI-DILUTION PROTECTION — The calculation agent will adjust the Final Price, for certain events affecting the shares of the Reference Asset, such as stock splits and corporate actions which may affect the Payment at Maturity. The calculation agent is not required to make an adjustment for every corporate action which affects the shares of the Reference Asset. If an event occurs that does not require the calculation agent to adjust the amount of the shares of the Reference Asset, the market price of the relevant Notes and the Payment at Maturity may be materially and adversely affected. See the “Adjustments” below for additional information.

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NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Reference Asset would have.  In addition, the Reference Asset Issuer will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the Reference Asset and the Notes.

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WE ARE NOT AFFILIATED WITH THE REFERENCE STOCK ISSUER- We are not affiliated with the Reference Asset Issuer.  We assume no responsibility for, and make no representation regarding, the adequacy or completeness of the information about the Reference Asset contained in this pricing supplement.  You should make your own investigation into the Reference Asset and the Reference Asset Issuer.  We are not responsible for the Reference Asset Issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

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IN SOME CIRCUMSTANCES, THE PAYMENT YOU RECEIVE ON THE NOTES MAY BE PARTIALLY BASED ON THE COMMON STOCK OF A COMPANY OTHER THAN THE REFERENCE ASSET— Following certain corporate events relating to the Reference Asset Issuer where such issuer is not the surviving entity, your Payment at Maturity may be based on the common stock of a successor to the respective Reference Asset Issuer or any cash or any other assets distributed to holders of the Reference Asset in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see “Merger Event and Tender Offer” below.

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THE NOTES LACK LIQUIDITY — The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. may offer to purchase the Notes in the secondary market but is not required to do so and may cease making such offers at any time if at all. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.

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POTENTIAL CONFLICTS — HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging its obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of HSBC are potentially adverse to your interests as an investor in the Notes. Although the calculation agent has made all determinations and taken all action in relation to establishing the Initial Price in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your Notes.  HSBC will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the price of the Reference Asset and the value of the Notes.

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THE NOTES ARE NOT INSURED BY ANY GOVERNMENTAL AGENCY OF THE UNITED STATES OR ANY OTHER JURISDICTION — The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Notes.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the Official Closing Price of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Asset;

•	the time to maturity of the Notes;

•	whether a Knock-Out Event has occurred;

•	the dividend rate on the Reference Asset;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events that affect the Reference Asset or the stock markets generally; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

What Is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table and graph illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount of Notes to $1,000. The hypothetical total returns set forth below reflect the Knock-Out Buffer Amount of 25.00%, the Contingent Minimum Return on the Notes of 16.00%, and the Initial Price of $17.15.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Final Price	Hypothetical Reference Return	Hypothetical Total Return
		Knock Out Event Has Not Occurred(1)	Knock Out Event Has Occurred(2)
$34.30	100.00%	100.00%	100.00%
$30.87	80.00%	80.00%	80.00%
$27.44	60.00%	60.00%	60.00%
$24.01	40.00%	40.00%	40.00%
$22.30	30.00%	30.00%	30.00%
$21.44	25.00%	25.00%	25.00%
$20.58	20.00%	20.00%	20.00%
$19.89	16.00%	16.00%	16.00%
$18.87	10.00%	16.00%	10.00%
$18.01	5.00%	16.00%	5.00%
$17.58	2.50%	16.00%	2.50%
$17.15	0.00%	16.00%	0.00%
$16.29	-5.00%	16.00%	-5.00%
$15.44	-10.00%	16.00%	-10.00%
$14.58	-15.00%	16.00%	-15.00%
$13.72	-20.00%	16.00%	-20.00%
$12.86	-25.00%	16.00%	-25.00%
$12.01	-30.00%	N/A	-30.00%
$10.29	-40.00%	N/A	-40.00%
$6.86	-60.00%	N/A	-60.00%
$3.43	-80.00%	N/A	-80.00%
$0.00	-100.00%	N/A	-100.00%

(1)	The Official Closing Price has not declined, as compared to the Initial Price, by a percentage that is more than 25.00% at any time during the Observation Period.

(2)	The Official Closing Price has declined, as compared to the Initial Price, by a percentage that is more than 25.00% at any time during the Observation Period.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: A Knock-Out Event has not occurred and the price of the Reference Asset decreases from the Initial Price of $17.15 to a Final Price of $15.44. Because a Knock-Out Event has not occurred and the Reference Return of -10.00% is less than the Contingent Minimum Return of 16.00%, the investor benefits from the Contingent Minimum Return and receives a Payment at Maturity of $1,160 per $1,000 Principal Amount of Notes.

Example 2: A Knock-Out Event has occurred and the price of the Reference Asset decreases from the Initial Price of $17.15 to a Final Price of $14.58. Because a Knock-Out Event has occurred and the Reference Return is -15.00%, the investor is exposed to the negative performance of the Reference Asset and receives a Payment at Maturity of $850 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + ($1,000 × -15.00%) = $850

Example 3: The price of the Reference Asset increases from the Initial Price of $17.15 to a Final Price of $21.44. Regardless of a Knock-Out Event occurring or not, because the Reference Return of 25.00% is greater than the Contingent Minimum Return of 16.00%, the investor receives a Payment at Maturity of $1,250 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + ($1,000 × 25.00%) = $1,250

Description of the Reference Asset

General

This pricing supplement is not an offer to sell and it is not an offer to buy interests in the Reference Asset.  All disclosure contained in this pricing supplement regarding the Reference Asset is derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the Reference Asset contained in this pricing supplement.  You should make your own investigation into the Reference Asset.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the accompanying prospectus supplement.

REFERENCE ASSET ISSUER AND REFERENCE ASSET INFORMATION

The Notes have not been passed on by the Reference Asset Issuer as to their legality or suitability. The Notes are not issued by and are not financial or legal obligations of the Reference Asset Issuer. The Reference Asset Issuer makes no warranties and bears no liabilities with respect to the Notes. This pricing supplement relates only to the Notes offered and does not relate to any security of the Reference Asset Issuer.

All information on the Reference Asset and the Reference Asset Issuer is derived from publicly available information. Companies with securities registered under the Securities Exchange Act of 1934 (the ”Exchange Act”) are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act by the Reference Asset Issuer can be located by reference to the SEC file number specified in the description of the Reference Asset below.  In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.  We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the Reference Asset Issuer with the SEC. In connection with the Notes, neither we nor the agent has participated in the preparation of the above-described documents or made any due diligence inquiry with respect to the Reference Asset Issuer. Neither we nor any affiliate makes any representation that such publicly available documents or any other publicly available information regarding the Reference Asset Issuer is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described herein) that would affect the trading level or price of The Reference Asset (and therefore the price of the Reference Asset at the time we price the Notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Reference Asset Issuer could affect the value received at maturity with respect to the Notes and therefore the price of the Notes.

PFIZER INC. (PFE)

Description of Pfizer Inc.

Pfizer Inc. has stated in its filings with the SEC that it is a research-based, biopharmaceutical company that discovers, develops and manufactures medicines for people and animals.  Information filed by Pfizer Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 1-03619 or its CIK Code: 0000078003. The common stock of Pfizer Inc. is listed on the New York Stock Exchange under ticker symbol “PFE”.

Historical Performance of Pfizer Inc.

The following table sets forth (to the extent available) the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Asset for each quarter in the period from January 3, 2005 through September 21, 2010. We obtained the data in these tables from Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Asset should not be taken as an indication of future performance of the Reference Asset.

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 31, 2005	$27.35	$23.80	$26.27
June 30, 2005	$29.02	$25.80	$27.58
September 30, 2005	$27.82	$24.68	$24.97
December 30, 2005	$25.56	$20.27	$23.32
March 31, 2006	$26.84	$23.61	$24.92
June 30, 2006	$25.72	$22.51	$23.47
September 29, 2006	$28.58	$22.17	$28.36
December 29, 2006	$28.60	$23.52	$25.90
March 30, 2007	$27.41	$24.55	$25.26
June 29, 2007	$27.73	$25.23	$25.57
September 28, 2007	$26.15	$23.14	$24.43

December 31, 2007	$25.71	$22.24	$22.73
March 31, 2008	$24.21	$20.19	$20.93
June 30, 2008	$21.60	$17.12	$17.47
September 30, 2008	$20.13	$17.16	$18.44
December 31, 2008	$19.39	$14.26	$17.71
March 31, 2009	$18.48	$11.62	$13.62
June 30, 2009	$15.60	$12.75	$15.00
September 30, 2009	$16.98	$14.11	$16.55
December 31, 2009	$18.99	$16.07	$18.19
March 31, 2010	$20.36	$16.80	$17.15
June 30, 2010	$17.39	$14.18	$14.26
September 21, 2010*	$17.36	$14.00	$17.15

* As of the date of this pricing supplement available information for the third calendar quarter of 2010 includes data for the period from July 1, 2010 through September 21, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2010.

The graph below illustrates the performance of Pfizer Inc.’s common stock from January 3, 2005 through September 21, 2010, based on information from Bloomberg Professional® service. The market price of the Reference Asset on September 21, 2010 was $17.15. Past performance of the Reference Asset is not indicative of the future performance of the Reference Asset.

Market Disruption Events

If the Final Valuation Date is not a scheduled trading day for the Reference Asset, then the Final Valuation Date will be the next day that is a scheduled trading day for the Reference Asset.  If a market disruption event (as defined below) exists for the Reference Asset on the Final Valuation Date, then the Final Valuation Date will be the next scheduled trading day on which a market disruption event does not exist.  If the market disruption event continues for five consecutive scheduled trading days, then the fifth of such consecutive scheduled trading days will nonetheless be the Final Valuation Date, and the calculation agent will determine, in its discretion, the Final Price on that date in good faith and in its sole discretion using its estimate of the exchange traded price for the Reference Asset that would have prevailed but for that market disruption event.

“Market disruption event” means for purposes hereof:

With respect to the Reference Asset and any date, the occurrence or existence of any of the following conditions which the calculation agent determines is material: (i) any suspension of or limitation imposed on trading by any relevant exchange or related exchange or otherwise, and whether by reason of movements in price exceeding limits permitted by that relevant exchange or related exchange or otherwise, (a) relating to the Reference Asset or (b) in any futures or options contracts relating to the Reference Asset; or (ii) any event (other than an event described in (iii) below) that disrupts or impairs (as determined by the calculation agent) the ability of market participants in general (a) to effect transactions in, or obtain market values for, the Reference Asset or (b) to effect transactions in, or obtain market values for, any futures or options contracts relating to the Reference Asset; or (iii) the closure on any scheduled trading day of any relevant exchange or related exchange prior to its scheduled closing time unless that earlier closing time is announced by that relevant exchange or related exchange at least one hour prior to the actual closing time for the regular trading session on that relevant exchange or related exchange on that scheduled trading day; or (iv) the relevant exchange or any related exchange for the Reference Asset fails to open for trading during its regular trading session.

“Relevant exchange” means the primary exchange for the Reference Asset.

“Related exchange” means the exchanges or quotation systems, if any, on which options or futures contracts on the Reference Asset are traded or quoted, and as may be selected from time to time by the calculation agent.

“Scheduled closing time” means, with respect to any exchange and a scheduled trading day, the scheduled weekday closing time of that exchange on that scheduled trading day, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” means any day on which the relevant exchange and each related exchange are scheduled to be open for trading for the Reference Asset.

The calculation agent will notify the Noteholders of the existence of a market disruption event on any day that, but for the occurrence or existence of a market disruption event, would have been the Final Valuation Date.

Merger Event and Tender Offer

A “merger event” shall mean any (i) reclassification or change of the shares of the Reference Asset that results in a transfer of or an irrevocable commitment to transfer all shares of the Reference Asset outstanding, (ii) consolidation, amalgamation or merger of the Reference Asset Issuer with or into another entity (other than a consolidation, amalgamation or merger of the Reference Asset Issuer with or into another entity and which does not result in any such reclassification or change of all shares of the Reference Asset) or (iii) a takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person to purchase or otherwise obtain 100% of the outstanding shares of the Reference Asset that results in a transfer of or an irrevocable commitment to transfer all shares of the Reference Asset (other than those shares of the Reference Asset owned or controlled by the offeror), or (iv) consolidation, amalgamation, merger or binding share exchange of the Reference Asset Issuer or its subsidiaries with or into another entity in which the Reference Asset Issuer is the continuing entity and which does not result in a reclassification or change of the shares of the Reference Asset outstanding but results in the outstanding shares of the Reference Asset (other than shares of the Reference Asset owned or controlled by that other entity) immediately prior to that event collectively representing less than 50% of the outstanding shares of the Reference Asset immediately following that event, in each case if the approval date (as defined below) is on or before a Final Valuation Date.

A “tender offer” shall mean, in respect of the voting shares of a Reference Asset Issuer, any takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person that results in that entity or person purchasing, or otherwise obtaining or having the right to obtain, by conversion or other means, not less than 10% of the outstanding voting shares of the Reference Asset Issuer as determined by the calculation agent, based upon the making of filings with governmental or self-regulatory agencies or such other information as the calculation agent deems relevant.

If a merger event or tender offer occurs in respect of the Reference Asset and the shares of the Reference Asset are exchanged for new shares (with no other distributions of property in respect of the shares of the Reference Asset), and those new shares are publicly quoted, traded or listed on the New York Stock Exchange, the NASDAQ National Market or their successors in interest, then the Reference Asset shall be adjusted to comprise the number of new shares to which a holder of one share of the Reference Asset immediately prior to the occurrence of the merger event or tender offer, as the case may be, would be entitled upon consummation of the merger event or tender offer. The calculation agent shall also adjust such terms and conditions of the Notes as the calculation agent determines appropriate to account for that event and such new shares shall be deemed Reference Asset.

If a merger event or tender offer occurs and any distributions of property (other than the publicly quoted new shares referred to above) are made on the shares of the Reference Asset, in whole or in part, then the calculation agent shall accelerate the Maturity Date to the day which is five business days after the approval date (as defined below). On the Maturity Date, we shall pay to each holder of a Note the Payment at Maturity, provided that for purposes of that calculation, the Official Closing Price of the Reference Asset will be deemed to be the value of all consideration received (or that would be received) in respect of that event, and the Final Valuation Date will be deemed to be the approval date and the relevant period with respect to any interest payment shall be deemed to end on and include the approval date. In addition, the calculation agent shall adjust the Payment at Maturity for the value of the imbedded options that would preserve for a holder of Notes the economic equivalent of any remaining payment obligations with respect to the Notes hereunder. The “approval date” is the closing date of a merger event, or, in the case of a tender offer, the date on which the person or entity making the tender offer acquires or acquires the right to obtain the relevant percentage of the voting shares of the Reference Asset Issuer, or if that date is not a scheduled trading day, the immediately preceding scheduled trading day. In the case of an acceleration of the maturity of the Notes, interest, if any, will be paid on the Notes through and excluding the related date of accelerated payment.

Notwithstanding these alternative arrangements, a merger event or tender offer may affect the Reference Asset in a manner that adversely affects the value of, and trading in, the Notes. Similarly, an adjustment or acceleration resulting from a merger event or a tender offer may adversely affect the value of, or the trading in, the Notes.

Share Delisting, Nationalization, Insolvency

A share delisting shall be deemed to have occurred if at any time during the period from and including the issue date to and including the Final Valuation Date the shares of the Reference Asset cease to be listed on the relevant exchange for those shares for any reason and are not immediately re-listed on a successor exchange which is the New York Stock Exchange, the NASDAQ National Market or a successor in interest (a “successor exchange”). If the Reference Asset is immediately re-listed on a successor exchange, then the Reference Asset shall continue to be deemed to be the Reference Asset.

A nationalization shall be deemed to have occurred if, at any time during the period from and including the issue date to and including the Final Valuation Date, all or substantially all of the assets of a Reference Asset Issuer are nationalized, expropriated, or are otherwise required to be transferred to any governmental agency, authority or entity.

An insolvency shall be deemed to have occurred if, at any time during the period from and including the issue date to and including the Final Valuation Date, by reason of voluntary or involuntary liquidation, bankruptcy or insolvency or any analogous proceeding involving a Reference Asset issuer (i) any shares of the Reference Asset are required to be transferred to a trustee, liquidator or other similar official or (ii) holders of any shares of the Reference Asset become legally prohibited from transferring those shares.

If a nationalization, insolvency or share delisting occurs, the calculation agent shall accelerate the Maturity Date to the day which is five business days after the announcement date (as defined below). On the accelerated Maturity Date, the issuer shall pay to each Noteholder the Payment at Maturity and for the purposes of that calculation, the Official Closing Price of the Reference Asset will be deemed to be the closing price on the scheduled trading day immediately prior to the announcement date. In addition, the calculation agent shall adjust the Payment at Maturity for the value of the imbedded options that would preserve for a holder of Notes the economic equivalent of any remaining payment obligations with respect to the Notes hereunder. The “announcement date” means (i) in the case of a nationalization, the day of the first public announcement by the relevant government authority that all or substantially all of the assets of the Reference Asset Issuer are to be nationalized, expropriated or otherwise transferred to any governmental agency, authority or entity, (ii) in the case of a delisting event, the day of the first public announcement by the relevant exchange that the shares of the Reference Asset will cease to trade or be publicly quoted on that exchange or the deposit agreement is terminated or (iii) in the case of an insolvency, the day of the first public announcement of the institution of a proceeding or presentation of a petition or passing of a resolution (or other analogous procedure in any jurisdiction) that leads to an insolvency with respect to the Reference Asset Issuer. In the case of an acceleration of the maturity of the Notes interest, if any, will be paid on the Notes through and excluding the related date of accelerated payment.

Adjustments

Following the declaration by a Reference Asset Issuer of the terms of any potential adjustment event (as defined below), the calculation agent will determine whether that potential adjustment event has a diluting or concentrative effect on the theoretical value of the Reference Asset and, if so, will make such calculations and adjustments to the terms of the Note as may be necessary in order to account for the economic effect of such event.

For purposes hereof, “potential adjustment event” means the occurrence of any of the following after the issue date of the Notes:

(i) a subdivision, consolidation or reclassification of the shares of the Reference Asset (unless a merger event), or a free distribution or dividend of any shares of the Reference Asset to existing holders by way of bonus, capitalization or similar issue;

(ii) a distribution or dividend to existing holders of shares of the Reference Asset of (A) the Reference Asset (B) other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of the Reference Asset Issuer equally or proportionately with such payments to holders of those shares or (C) other types of securities, rights or warrants or other assets, in any case for payment (cash or other) at less than the prevailing market price as determined by the calculation agent;

(iii) an extraordinary dividend;

(iv) a call by the relevant Reference Asset Issuer in respect of shares of the Reference Asset that are not fully paid;

(v) a repurchase by the Reference Asset Issuer of shares of the Reference Asset whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;

(vi) any other similar event that may have a diluting or concentrative effect on the theoretical value of the shares of the Reference Asset.

Events of Default and Acceleration

If the Notes have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at Maturity” in this pricing supplement.  In that case, the scheduled trading day preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Final Price.  If a market disruption event exists on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date).  The accelerated Maturity Date will then be the third business day following the postponed accelerated Final Valuation Date.

If the Notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Notes.  For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the prospectus

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to J.P. Morgan Securities LLC, at the price indicated on the cover of this pricing supplement.  J.P. Morgan Securities Inc. will act as placement agent for the Notes and will receive a fee that will not exceed $11.70 per $1,000 principal amount of Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this  pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement.